Luxfer Executes Key Strategic Initiative with Sale of Graphic Arts Business Divestiture Sharpens Focus on Core Gas Cylinders and Elektron Segments MILWAUKEE, WI, July 2, 2025 -- Business Wire -- Luxfer Holdings PLC (NYSE: LXFR) (“Luxfer” or the “Company”), a global industrial company innovating niche applications in materials engineering, today announced that it has completed the divesture of its Graphic Arts business to Vulcan Metals Specialty Products, Inc., a newly created affiliate of TerraMar Capital LLC. Terms of the transaction were not disclosed. This divestiture follows a value-creation strategic review, which identified three key priorities: divesting the Graphic Arts business, enhancing the performance of Luxfer’s core Gas Cylinders and Elektron segments, and maintaining full strategic optionality for long-term value creation. “The Graphic Arts team has built a high-quality business with a reputation for innovation and reliability,” said Andy Butcher, Chief Executive Officer of Luxfer. “The business no longer aligns with Luxfer’s long-term strategic focus, and this divestiture allows us to sharpen our commitment to innovation and growth in our core Gas Cylinders and Elektron segments. We’re proud of the team’s accomplishments and confident that the Graphic Arts business is well-positioned for continued success under new ownership.” XMS Capital Partners served as financial advisor to Luxfer in the transaction and Fried, Frank, Harris, Shriver & Jacobson LLP served as Luxfer’s legal counsel. About Luxfer Holdings PLC Luxfer (NYSE: LXFR) is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, clean energy, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com. About Vulcan Metals Specialty Products, Inc. Vulcan Metals Specialty Products, Inc. was established to purchase Luxfer’s Graphic Arts business and will continue to act as a world leader in the manufacturing of magnesium plate and sheet for use in the photo engraving and lightweight engineering markets, delivering best-in-class quality and consistency across diverse applications. About TerraMar Capital LLC TerraMar Capital LLC is an investment platform headquartered in Los Angeles that is focused on providing capital middle-market businesses in an effort to help them reach their full potential. TerraMar seeks to partner with outstanding management teams to drive growth and value while serving as a resource by providing industry knowledge, operational best practices and relevant relationships. For more information, please visit www.terramarcapital.com.

Contact Information: Kevin Cornelius Grant Vice President of Investor Relations and Business Development Kevin.Grant@luxfer.com